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                                                                  EXECUTION COPY
                                                                    EXHIBIT 7(b)





                               PURCHASE AGREEMENT

                                  BY AND AMONG

                      LIBERTY SATELLITE & TECHNOLOGY, INC.,

                                LIBERTY AEG, INC.

                                       AND

                       FOR PURPOSES OF THE FINAL SENTENCE
                         OF SECTION 6.7(a) HEREOF, ONLY,

                            LIBERTY MEDIA CORPORATION




                           DATED AS OF AUGUST 16, 2001





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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS.................................................................................  1
   Section 1.1     Definitions........................................................................  1
   Section 1.2     Terms..............................................................................  6

ARTICLE II PURCHASE AND SALE AND CLOSING..............................................................  6
   Section 2.1     Purchase and Sale of Ascent Shares.................................................  6
   Section 2.2     Closing............................................................................  6
   Section 2.3     Adjustment.........................................................................  7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF LIBERTY AEG.............................................  7
   Section 3.1     Organization and Qualifications....................................................  7
   Section 3.2     Capitalization; No Liens...........................................................  7
   Section 3.3     Authority Relative to This Agreement...............................................  8
   Section 3.4     No Conflict; Required Filings and Consents.........................................  8
   Section 3.5     Litigation.........................................................................  9
   Section 3.6     Tax Matters........................................................................  9
   Section 3.7     Brokers............................................................................ 12
   Section 3.8     Disclosure......................................................................... 12
   Section 3.9     Absence of Certain Changes or Events............................................... 12
   Section 3.10    Delaware General Corporation Law Section 203....................................... 13
   Section 3.11    Investment Intention............................................................... 13
   Section 3.12    Accredited Investor................................................................ 13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LSAT INC................................................. 13
   Section 4.1     Organization and Qualifications.................................................... 13
   Section 4.2     Validity of LSAT Inc. Shares....................................................... 14
   Section 4.3     Authority Relative to This Agreement............................................... 14
   Section 4.4     No Conflict; Required Filings and Consents......................................... 14
   Section 4.5     Absence of Certain Changes or Events............................................... 15
   Section 4.6     Litigation......................................................................... 15
   Section 4.7     Capitalization..................................................................... 15
   Section 4.8     Brokers............................................................................ 15
   Section 4.9     Disclosure......................................................................... 16
   Section 4.10    Tax Matters........................................................................ 16
   Section 4.11    Investment Intention............................................................... 17
   Section 4.12    Accredited Investor................................................................ 17

ARTICLE V CONDUCT PENDING THE CLOSING................................................................. 17
   Section 5.1     Liberty AEG Prohibited Actions..................................................... 17
   Section 5.2     LSAT Inc. Prohibited Actions....................................................... 18

ARTICLE VI ADDITIONAL COVENANTS....................................................................... 19
   Section 6.1     Approvals.......................................................................... 19


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   Section 6.2     Access to Information.............................................................. 20
   Section 6.3     Further Action..................................................................... 20
   Section 6.4     Public Announcements............................................................... 20
   Section 6.5     Notification of Certain Matters.................................................... 21
   Section 6.6     Certain Tax Matters................................................................ 22
   Section 6.7     Stockholders' Meeting; Proxy Statement............................................. 24
   Section 6.8     Tax Opinion........................................................................ 25

ARTICLE VII CLOSING CONDITIONS........................................................................ 26
   Section 7.1     Conditions to Each Party's Obligation to Effect the Transactions................... 26
   Section 7.2     Conditions to Obligations of Liberty AEG to Effect the Transactions................ 27
   Section 7.3     Conditions to Obligations of LSAT Inc. to Effect the Transactions.................. 27

ARTICLE VIII TERMINATION, WAIVER, AMENDMENT........................................................... 28
   Section 8.1     Termination by Mutual Consent...................................................... 28
   Section 8.2     Termination by either LSAT Inc. or Liberty AEG..................................... 28
   Section 8.3     Termination by LSAT Inc............................................................ 28
   Section 8.4     Termination by Liberty AEG......................................................... 28
   Section 8.5     Termination on Material Adverse Change............................................. 29
   Section 8.6     Termination by Certain Date........................................................ 29
   Section 8.7     Effect of Termination and Abandonment.............................................. 29

ARTICLE IX INDEMNIFICATION............................................................................ 29
   Section 9.1     General Indemnification............................................................ 29
   Section 9.2     Indemnification Procedures......................................................... 30
   Section 9.3     Threshold and Limitations.......................................................... 31

ARTICLE X MISCELLANEOUS............................................................................... 31
   Section 10.1    Survival of Representations and Warranties......................................... 31
   Section 10.2    Expenses........................................................................... 31
   Section 10.3    Counterparts....................................................................... 32
   Section 10.4    Governing Law; Waiver of Jury Trial................................................ 32
   Section 10.5    Specific Performance............................................................... 32
   Section 10.6    Notices............................................................................ 33
   Section 10.7    Miscellaneous...................................................................... 34
   Section 10.8    Headings........................................................................... 34
   Section 10.9    Severability....................................................................... 34
   Section 10.10   Further Assurances................................................................. 35


                                           -ii-
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                               PURCHASE AGREEMENT

         PURCHASE AGREEMENT dated as of August 16, 2001, by and among LIBERTY SATELLITE & TECHNOLOGY, INC., a Delaware corporation ("LSAT Inc."), LIBERTY AEG, INC., a Delaware corporation ("Liberty AEG"), and, for purposes of the final sentence of Section 6.7(a) hereof, only, Liberty Media Corporation, a Delaware corporation ("Liberty").

                                    RECITALS

         WHEREAS this Agreement provides for LSAT Inc. to acquire all the capital stock of Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent") from Liberty AEG, in exchange for shares of LSAT Inc.'s Series B Common Stock; and

         WHEREAS it is the intention of the parties that such exchange be tax-free to the parties; and

         WHEREAS the Boards of Directors of Liberty AEG and LSAT Inc. have determined that the transactions contemplated by this Agreement (the "Transactions") are advisable and in the best interests of their respective corporations and stockholders, and such Boards of Directors have approved this Agreement; and

         WHEREAS the Transactions and the LLC Transaction (as hereafter defined) are integral parts of a single omnibus transaction and were negotiated simultaneously and approved by the Boards of Directors of Liberty AEG and LSAT Inc. on that basis and are provided for in separate Purchase Agreements solely for administrative convenience;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

         Section 1.1 DEFINITIONS. The following words and expressions have the meanings set forth below:

         AFFILIATE: with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person. Notwithstanding any other provision of this Agreement, (i) AT&T shall not be treated as an Affiliate of Liberty, Liberty AEG, Ascent or LSAT Inc. for any purpose under this Agreement, other than (a) as a member of the same Selling Affiliated Group and (b) the definition of Available SEC Filings, (ii) none of Liberty and its Subsidiaries (other than LSAT Inc. and its Subsidiaries) shall be treated as an Affiliate of LSAT Inc. or any of its Subsidiaries for any purpose under this Agreement and (iii) none of LSAT Inc. or any of its Subsidiaries shall be treated as an Affiliate of Liberty or any of

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its Subsidiaries (other than LSAT Inc. and its Subsidiaries) for any purpose under this Agreement.

         AGGREGATE CONSIDERATION: the aggregate of the Agreed Consideration and the DTH Transaction Consideration and HC Transaction Consideration (as such terms are defined in the LLC Transaction Agreement).

         AGREED CONSIDERATION: 87,016,207 shares of Series B Common Stock.

         AGREEMENT: this Purchase Agreement, including all Schedules and Exhibits hereto.

         ASCENT: as defined in the recitals hereto.

         ASCENT MATERIAL ADVERSE EFFECT: as defined in Section 3.1 hereof.

         ASCENT SHARES: the shares of capital stock of Ascent, par value $.01, representing 100% of the issued and outstanding shares of capital stock of Ascent.

         ASCENT TAX SHARING AGREEMENT: the Tax Liability Allocation and Indemnification Agreement by and between Liberty, Ascent and Liberty Media Group LLC substantially in the form attached hereto as Exhibit B (effective for taxable periods ending after March 28, 2000).

         AT&T: AT&T Corp., a New York corporation, and its Subsidiaries other than Liberty and its Subsidiaries.

         AVAILABLE SEC FILINGS: with respect to any Person, any report or other document filed by such Person or any of its Affiliates with the SEC that is publicly available as of the date of this Agreement.

         BUSINESS DAY: any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized to be closed.

         CLAIMANT: as defined in Section 9.2(a) hereof.

         CLAIMS: as defined in Section 9.1 hereof.

         CLOSING: as defined in Section 2.2 hereof.

         CLOSING CONDITIONS: the conditions to the closing of the Transactions set forth in Article VII hereof.

         CLOSING DATE: the date on which the Transactions are consummated.

         CODE: the U.S. Internal Revenue Code of 1986, as amended.

         CONTRACTUAL OBLIGATIONS: as defined in Section 3.4(a) hereof.


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         CONTROL: the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether by the ownership of voting securities, by contract or otherwise.

         CONTROLLED AFFILIATE: with respect to any Person, an Affiliate of such Person that such Person Controls. Notwithstanding any other provision of this Agreement, neither LSAT Inc. nor any of its Subsidiaries shall be considered a Controlled Affiliate of Liberty and any of its Subsidiaries (other than LSAT Inc. and its Subsidiaries).

         EXCHANGE ACT: Securities Exchange Act of 1934, as amended.

         GAAP: U.S. generally accepted accounting principles.

         GOVERNMENTAL ENTITY: as defined in Section 3.4(b) hereof.

         INDEBTEDNESS: as defined in Section 5.1(c) hereof.

         INDEMNIFYING PARTY: as defined in Section 9.1 hereof.

         LAWS: as defined in Section 3.4(a) hereof.

         LEGAL PROCEEDINGS: as defined in Section 3.5 hereof.

         LIBERTY: as defined in the preamble hereto.

         LIBERTY AEG: as defined in the preamble hereto.

         LIBERTY DISCLOSURE LETTER: as defined in Section 3.2 hereof.

         LIBERTY EXCLUDED JURISDICTIONS: as defined in Section 3.4(a) hereof.

         LIEN: any security interest, lien, claim, pledge, charge or other encumbrance of any nature whatsoever.

         LLC TRANSACTION: the transactions contemplated by the LLC Transaction Agreement.

         LLC TRANSACTION AGREEMENT: Purchase Agreement dated as of the date of this Agreement by and among LMC/LSAT Holdings, Inc., Liberty Brazil DTH Inc., Liberty Mexico DTH Inc., Liberty Multicountry DTH, Inc., Liberty International DTH, Inc., Liberty Latin Partners, Inc., LSAT Inc., and, only for purposes of the final sentence of Section 6.7(a) thereof, Liberty.

         LOSSES: as defined in Section 9.1 hereof.

         LSAT DISCLOSURE LETTER: as defined in Section 4.5 hereof.

         LSAT INC. as defined in the preamble hereto.

         LSAT INC. EXCLUDED JURISDICTIONS: as defined in Section 4.4(a) hereto.


                                     -3-
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         LSAT INC. MATERIAL ADVERSE EFFECT: as defined in Section 4.1 hereof.

         LSAT INC. SEC REPORTS: as defined in Section 4.9 hereof.

         LSAT INC. STOCKHOLDER APPROVAL: as defined in Section 4.3(a) hereof.

         OVERPAYMENT RATE: as defined in Section 6.6(g) hereof.

         PERSON: any natural person or a partnership, corporation or trust, unincorporated organization, association, limited liability company or other entity.

         PRELIMINARY PROXY STATEMENT: as defined in Section 6.7(b) hereof.

         PROPOSALS: as defined in Section 6.7(a) hereof.

         PROXY STATEMENT: as defined in Section 6.7(b) hereof.

         REGISTRATION RIGHTS AMENDMENT: the amendment to the Registration Rights Agreement dated March 16, 2000 by and between LSAT Inc. and Liberty to be entered into by Liberty AEG and LSAT Inc. pursuant to Section 7.1(e) hereof.

         REPRESENTATIVES: as defined in Section 6.2 hereof.

         RESTRICTIONS: with respect to any capital stock, partnership interest, membership interest in a limited liability company or other security, any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, would result in any person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

         RETURN: any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with or furnished to any Governmental Entity with respect to the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes.


                                     -4-
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         SEC: the U.S. Securities and Exchange Commission.

         SECTION 203: as defined in Section 3.10 hereof.

         SECURITIES ACT: the Securities Act of 1933, as amended.

         SELLER SEC REPORTS: as defined in Section 3.8 hereof.

         SELLING AFFILIATED GROUP: any affiliated group of which Ascent is a member which files consolidated, combined or unitary federal, state, local or foreign Returns.

         SERIES B COMMON STOCK: Series B Common Stock, par value $1.00 per share, of LSAT Inc.

         SETTLEMENT AGREEMENTS: as defined in Section 6.6(b) hereof.

         STOCKHOLDER MEETING: as defined in Section 6.7(a) hereof.

         SUBSIDIARY: with respect to any Person, an entity in which such Person, directly or indirectly through one or more Subsidiaries, owns a majority of (a) the voting power of the issued and outstanding shares of capital stock or other ownership interests in such entity entitled to vote generally in the election or appointment of directors or members of the governing body of such entity or (b) the ownership interests in such entity. Notwithstanding any other provision of this Agreement, LSAT Inc. shall not be deemed a Subsidiary of Liberty.

         SURVIVAL PERIOD: as defined in Section 10.1 hereof.

         TAX: any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, business, license, payroll, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, environmental, transfer, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of any tax) imposed by any governmental authority (whether national, federal, state, local, municipal, foreign or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

         TAX CONSOLIDATED SUBSIDIARIES: as defined in Section 3.6(a)(i) hereof.

         TAX OPINION: an opinion of Baker Botts L.L.P., counsel to LSAT Inc., to be delivered to Liberty at the Closing if requested pursuant to Section 6.8 hereof, as to whether or not the Transactions will qualify as a tax-free exchange.

         TAX SHARING AGREEMENT: the Tax Liability Allocation and Indemnification Agreement to be entered into by Liberty and LSAT Inc. pursuant to Section 7.1(f) of the LLC Transaction Agreement.

         THIRD-PARTY ACTION: as defined in Section 9.2(a) hereof.

         THRESHOLD: as defined in Section 9.3 hereof.


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         TRANSACTIONS: as defined in the recitals hereto.

         TREASURY REGULATIONS: the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

         U.S.:  the United States of America.

         Section 1.2 TERMS. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense. The words "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto. The phrase "made available" means that the information referred to has been made available if requested by the Person to whom such information is to be made available. References to any statute or regulation are to it as amended and supplemented from time to time, and to any corresponding provisions of successor statutes or regulations. References to "Article," "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or to an exhibit or schedule hereto. All references to the "the date hereof," "the date of this Agreement" or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date. The word day without the qualification "Business" means a calendar day. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

                                   ARTICLE II

                          PURCHASE AND SALE AND CLOSING

         Section 2.1 PURCHASE AND SALE OF ASCENT SHARES. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Liberty AEG shall sell, convey, assign, transfer and deliver to LSAT Inc., and LSAT Inc. shall purchase and acquire from Liberty AEG, in exchange for the Agreed Consideration, all of the issued and outstanding shares of capital stock of Ascent.

         Section 2.2 CLOSING. Subject to the satisfaction or waiver of all of the conditions to obligations contained in Article VII hereof, the closing of the Transactions (the "Closing") will take place on the second Business Day following the LSAT Inc. Stockholder Approval, at the offices of Liberty, unless another date or place is agreed to in writing by the parties hereto.

         Section 2.3 ADJUSTMENT. All references in this Agreement to any number of shares of Series B Common Stock shall be subject to appropriate adjustment (which adjustment shall be made in an equitable manner in order to provide the parties with the economic benefits


                                     -6-
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and burdens bargained for hereunder) in the event of stock splits, stock dividends, combinations or any recapitalization, reclassification or similar transaction involving LSAT Inc. the effective date or record date of which is on or after the date of this Agreement and on or before the Closing Date. If any spin-off, split-off or other transaction involving LSAT Inc. occurs, or a record date is established for any such transaction, and the preceding sentence does not provide a proper equitable adjustment for Liberty AEG with respect to such transaction, the shares of Series B Common Stock thereafter deliverable to Liberty AEG pursuant to this Agreement shall be adjusted, or shall be delivered together with securities issued or distributed in such transaction, so as to provide Liberty AEG with the consideration bargained for in this Agreement and to place it in the same position as it would have been in if such shares of Series B Common Stock had been delivered to it immediately prior to the record date for such transaction (which adjustment shall be made in an equitable manner and in accordance with NASDAQ listing rules in order to provide the parties with the economic benefits and burdens bargained for hereunder).

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF LIBERTY AEG

       Liberty AEG hereby represents and warrants to LSAT Inc. as follows:

         Section 3.1 ORGANIZATION AND QUALIFICATIONS. Each of Liberty AEG and Ascent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental permits, approvals and other authorizations would not, individually or in the aggregate, have a material adverse effect on (i) the business, assets, financial or other condition, or results of operations of Ascent and its Subsidiaries, taken as a whole, or (ii) the ability of Liberty AEG to consummate the Transactions (each, an "Ascent Material Adverse Effect").

         Section 3.2 CAPITALIZATION; NO LIENS. Except as separately disclosed to LSAT Inc. in a letter dated as of the date of this Agreement (the "Liberty Disclosure Letter"), the Ascent Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record as of the date hereof by Liberty AEG free and clear of any Liens or Restrictions (other than any Liens or Restrictions arising out of or pursuant to this Agreement and any restrictions on transfer arising under the Securities Act and state securities laws.) The Ascent Shares constitute all of the issued and outstanding shares of capital stock of Ascent, and no other shares of capital stock or other voting securities of Ascent are issued, reserved for issuance or outstanding. There are no options or agreements relating to any issued or unissued capital stock of Ascent or obligating Liberty AEG or Ascent to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, Ascent. There are no outstanding contractual obligations of Ascent to repurchase, redeem or otherwise acquire any shares of capital stock of Ascent.


                                     -7-

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         Section 3.3 AUTHORITY RELATIVE TO THIS AGREEMENT.

         (a) It has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

         (b) The execution and delivery of this Agreement by it and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery hereof by LSAT Inc., constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

         Section 3.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by it do not, and the performance of its obligations under this Agreement and the consummation of the Transactions by it will not, (i) conflict with or violate its certificate of incorporation or by-laws; (ii) conflict with or constitute a violation by it of any law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to it or by which any of its property or assets is bound or affected, except in such instances as would not, individually or in the aggregate, have an Ascent Material Adverse Effect, and except that no representation or warranty is made herein with respect to the laws, regulations or rules of jurisdictions in which it does not own any assets or conduct any business, except for the States of New York, Colorado and Delaware ("Liberty Excluded Jurisdictions"); or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the loss or modification of any material right or benefit under, or give to any other Person any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of any Lien on any property or assets of Ascent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (collectively, the "Contractual Obligations") to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any property or assets of it or any of its Subsidiaries is bound or affected, except as set forth in the Liberty Disclosure Letter and except in such instances as would not, individually or in the aggregate, result in an Ascent Material Adverse Effect.

         (b) The execution and delivery of this Agreement by it do not, and the performance of its obligations under this Agreement and the consummation of the Transactions by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign governmental or regulatory agency, authority, commission or instrumentality (each a "Governmental Entity"), except for any Governmental Entity in a Liberty Excluded Jurisdiction, as to which no representation or warranty is made, and except for any such instances in which the failure to obtain such consents, approvals, waivers, authorizations or permits, or to make such filings or provide such notice would not, individually or in the aggregate, have an Ascent Material Adverse Effect.


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         Section 3.5 LITIGATION. Except as set forth in the Liberty Disclosure
Letter:

         (a) There are no material actions, suits, arbitrations, legal or administrative proceedings or investigations ("Legal Proceedings") pending or, to its knowledge, threatened against it and relating to or arising out of this Agreement or the Transactions or reasonably likely to have an Ascent Material Adverse Effect.

         (b) There are no Legal Proceedings pending, or, to its knowledge, threatened against Ascent.

         (c) To its knowledge, except as disclosed in On Command Corporation's Seller SEC Reports, there are no Legal Proceedings pending or threatened against On Command Corporation that are reasonably likely to have an Ascent Material Adverse Effect.

         (d) Neither Ascent nor any of its Subsidiaries other than On Command Corporation and its Subsidiaries nor any of such entities' respective assets, properties or businesses, is subject to any judgment, decree, order, injunction or writ of any Governmental Entity or arbitrator that has had or is reasonably likely to have an Ascent Material Adverse Effect.

         (e) To its knowledge, except as disclosed in On Command Corporation's Seller SEC Reports, neither On Command Corporation nor any of its Subsidiaries nor any of their respective assets, properties or businesses, is subject to any judgment, decree, order, injunction or writ of any Governmental Entity or arbitrator that has had or is reasonably likely to have an Ascent Material Adverse Effect.

         Section 3.6 TAX MATTERS.

         Except as set forth in the Liberty Disclosure Letter:

         (a) For periods after March 28, 2000:

                  (i) Ascent and its Subsidiaries which are included in any Selling Affiliated Group (the "Tax Consolidated Subsidiaries") have filed all material Returns that they were required to file. All such Returns are correct and complete in all material respects. All material Taxes owed by Ascent or any of its Tax Consolidated Subsidiaries (whether or not shown on any Return) have been paid. There are no Liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on the books of Ascent or its applicable Subsidiary) on any of the assets of Ascent or its Subsidiaries.

                  (ii) Ascent and its Tax Consolidated Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing by it to any employee, independent contractor or other third party.

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                  (iii) No material deficiencies for any Taxes have been
         proposed, asserted or assessed against Ascent or any of its Tax Consolidated Subsidiaries that are not adequately reserved for in accordance with GAAP in all cases applied on a consistent basis with the most recent Liberty balance sheet. None of the Returns of Ascent or any of its Tax Consolidated Subsidiaries is currently the subject of an audit.

                  (iv) Neither Ascent nor any of its Tax Consolidated Subsidiaries has any current non-contingent liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (v) If the income of Ascent or any of its Tax Consolidated Subsidiaries is required under federal, state, local or foreign Tax rules to be included on a consolidated, unitary, combined or other such Return which includes Liberty or any of its Controlled Affiliates and which is filed by an entity other than Ascent, any such group has filed all Returns that it was required to file with respect to Ascent and its Tax Consolidated Subsidiaries for each period during which Ascent or such Tax Consolidated Subsidiary was a member of such group. All such Returns were correct and complete in all material respects in so far as they relate to Ascent or any of its Tax Consolidated Subsidiaries. All material Taxes owed by such group with respect to Ascent or any of its Tax Consolidated Subsidiaries (whether or not shown on a Return) have been paid for each taxable period during which Ascent or such Tax Consolidated Subsidiary was a member of its group.

                  (vi) The normal period within which to examine and/or assess Taxes on the income of Ascent or any of its Tax Consolidated Subsidiaries has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

                  (vii) Neither Ascent nor any of its Tax Consolidated Subsidiaries will be party to any tax sharing or allocation agreement as of the Closing Date other than the Tax Sharing Agreement and the Ascent Tax Sharing Agreement.

         (b) For the periods prior to and including March 28, 2000, to its knowledge:

                  (i) Ascent and its Tax Consolidated Subsidiaries have filed all material Returns that they were required to file. All such Returns are correct and complete in all material respects. All material Taxes owed by Ascent or any of its Tax Consolidated Subsidiaries (whether or not shown on any Return) have been paid. There are no Liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on the books of Ascent or its applicable Subsidiary) on any of the assets of Ascent or its Subsidiaries.

                  (ii) Ascent and its Tax Consolidated Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing by it to any employee, independent contractor or other third party.

                  (iii) No material deficiencies for any Taxes have been proposed, asserted or assessed against Ascent or any of its Tax Consolidated Subsidiaries that are not adequately reserved for in accordance with GAAP in all cases applied on a consistent basis with the most recent Liberty balance sheet. None of the Returns of Ascent or any of its Tax Consolidated Subsidiaries is currently the subject of an audit.

                  (iv) Neither Ascent nor any of its Tax Consolidated Subsidiaries has any current non-contingent liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (v) If the income of Ascent or any of its Tax Consolidated Subsidiaries is required under federal, state, local or foreign Tax rules to be included on a consolidated, unitary, combined or other such Return which includes Liberty or any of its Controlled Affiliates and which is filed by an entity other than Ascent, any such group has filed all Returns that it was required to file with respect to Ascent and its Tax Consolidated Subsidiaries for each period during which Ascent or such Tax Consolidated Subsidiary was a member of such group. All such Returns were correct and complete in all material respects in so far as they relate to Ascent or any of its Tax Consolidated Subsidiaries. All material Taxes owed by such group with respect to Ascent or any of its Tax Consolidated Subsidiaries (whether or not shown on a Return) have been paid for each taxable period during which Ascent or such Tax Consolidated Subsidiary was a member of its group.

                  (vi) The normal period within which to examine and/or assess Taxes on the income of Ascent or any of its Tax Consolidated Subsidiaries has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

                  (vii) Neither Ascent nor any of its Tax Consolidated Subsidiaries will be party to any tax sharing or allocation agreement as of the Closing Date other than the Tax Sharing Agreement and the Ascent Tax Sharing Agreement.

         Section 3.7 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by it or on its behalf.

         Section 3.8 DISCLOSURE. Except as set forth in the Liberty Disclosure
Letter:

         (a) Each of Ascent and, to its knowledge, On Command Corporation have filed with the SEC, to the extent required to be filed, all forms, statements, documents, reports or registration statements required to be filed by it or any of its Subsidiaries since December 31, 2000 (the "Seller SEC Reports").

         (b) The Seller SEC Reports of Ascent and, to its knowledge, On Command Corporation (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (c) The consolidated financial statements (including any notes thereto) of Ascent and, to its knowledge, On Command Corporation, and their respective subsidiaries, included in the Seller SEC Reports, at the time filed, fairly presented in all material respects the consolidated financial position, results of operations and cash flows of each of Ascent and On Command Corporation, respectively, and their respective consolidated subsidiaries, as of the respective dates thereof and for the respective periods indicated therein.

         Section 3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, as set forth in the Liberty Disclosure Letter or as disclosed in the Seller SEC Reports or any of Liberty's Available SEC Filings, since December 31, 2000, (a) Ascent, together with its Subsidiaries, taken as a whole, have conducted their business in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, an Ascent Material Adverse Effect, other than events or developments generally affecting the industries in which Ascent and its Subsidiaries operate, general economic conditions and matters affecting the securities and capital markets generally. No receiver or administrator of Ascent or its Subsidiaries or of the whole or any part of their assets has been appointed.

         Section 3.10 DELAWARE GENERAL CORPORATION LAW SECTION 203. The Board of Directors of On Command Corporation has approved, for all purposes of Section 203 of the Delaware General Corporation Law ("Section 203"): (i) the consummation of all transactions provided for or contemplated herein, and (ii) assuming that prior to the date hereof LSAT Inc. did not own (within the meaning of Section 203) any equity securities of On Command Corporation, the transaction that resulted in LSAT Inc. becoming an "interested stockholder" of the Company within the meaning of paragraph (a)(1) of Section 203.

         Section 3.11 INVESTMENT INTENTION. It is acquiring the Agreed Consideration for its own account, for investment purposes and not with a view to the distribution thereof.

         Section 3.12 ACCREDITED INVESTOR. It is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF LSAT INC.

         LSAT Inc. hereby represents and warrants to Liberty AEG as follows:

         Section 4.1 ORGANIZATION AND QUALIFICATIONS. LSAT Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. LSAT Inc. has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing, or to have such power, authority and governmental permits, approvals and other authorizations, would not, individually or in the aggregate, have a material adverse effect on (i) the business, assets, financial or other condition, or results of operations of LSAT Inc. and the Subsidiaries of LSAT Inc., taken as a whole, or (ii) the ability of LSAT Inc. to consummate the Transactions (each, an "LSAT Inc. Material Adverse Effect").

         Section 4.2 VALIDITY OF LSAT INC. SHARES. Following the LSAT Inc. Stockholder Approval, all of the shares of Series B Common Stock to be issued to Liberty AEG as Agreed Consideration pursuant to this Agreement will be duly authorized and, when issued in connection with the Transactions, will be validly issued, fully paid and nonassessable and free and clear of all Liens or Restrictions (other than Liens or Restrictions created by Liberty AEG, and except for any restrictions on transfer arising under the Securities Act or state securities laws).

         Section 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT.

         (a) LSAT Inc. has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject to approval by the stockholders of LSAT Inc. as contemplated by Section 6.7 (the "LSAT Inc. Stockholder Approval").

         (b) The execution and delivery of this Agreement by LSAT Inc. and the consummation by LSAT Inc. of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of LSAT Inc. are necessary to authorize this Agreement or to consummate the Transactions, except for the LSAT Inc. Stockholder Approval. This Agreement has been duly and validly executed and delivered by LSAT Inc. and, assuming the due authorization, execution and delivery hereof by Liberty AEG, constitutes the legal, valid and binding obligation of LSAT Inc., enforceable against LSAT Inc. in accordance with its terms.

         Section 4.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by LSAT Inc. does not, and the performance of its obligations under this Agreement and the consummation of the Transactions by LSAT Inc. will not, (i) conflict with or violate the certificate of incorporation or by-laws of LSAT Inc., (ii) conflict with or constitute a violation by LSAT Inc. of any Laws applicable to LSAT Inc. or by which any property or asset of LSAT Inc. is bound or affected, except in such instances which would not have an LSAT Inc. Material Adverse Effect, and except that no representation or warranty is made herein with respect to foreign laws, regulations or rules of jurisdictions in which LSAT Inc. does not directly or indirectly own any assets or conduct any business ("LSAT Inc. Excluded Jurisdictions") or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification of a material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of any Lien on any property or asset of LSAT Inc. pursuant to, any Contractual Obligations to which LSAT Inc. or any of its Subsidiaries is a party or by which LSAT Inc. or any of its Subsidiaries or any property or asset of LSAT Inc. or any of its Subsidiaries is bound or affected, except in such instances which would not result in an LSAT Inc. Material Adverse Effect.

         (b) The execution and delivery of this Agreement by LSAT Inc. does not, and the performance of its obligations under this Agreement and the consummation of the Transactions by LSAT Inc. will not require any consent, approval, waiver, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any Governmental Entity in an LSAT Inc. Excluded Jurisdiction, as to which no representation or warranty is made, and except for any instances in which the failure to obtain such consents, approvals, waivers, authorizations or permits, or to make such filings or provide such notice, would not, individually or in the aggregate, have an LSAT Inc. Material Adverse Effect.

         Section 4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, as disclosed in any of LSAT Inc.'s Available SEC Filings, or as separately disclosed to Liberty AEG in a letter dated as of the date of this Agreement (the "LSAT Disclosure Letter"), since December 31, 2000,
(a) LSAT Inc., together with its Subsidiaries, taken as a whole, has conducted its business in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, an LSAT Inc. Material Adverse Effect, other than events or developments generally affecting the industries in which LSAT Inc. and its Subsidiaries operate, general economic conditions and matters affecting the securities and capital markets generally. No receiver or administrator of LSAT Inc.'s or of the whole or any part of LSAT Inc.'s assets has been appointed.

         Section 4.6 LITIGATION. There are no Legal Proceedings pending or, to the knowledge of LSAT Inc., threatened against LSAT Inc. or any of its Subsidiaries, which could reasonably be expected to have, individually or in the aggregate, an LSAT Inc. Material Adverse Effect, nor is there any judgment, decree, order, injunction or writ of any court, Governmental Entity or arbitrator outstanding against LSAT Inc. or any of its Subsidiaries having, or which, insofar as can be reasonably foreseen, in the future is reasonably likely to have, any such LSAT Inc. Material Adverse Effect.

         Section 4.7 CAPITALIZATION. As of June 30, 2001, the issued capital stock of LSAT Inc. is as set forth in Schedule 4.7. All of such shares were duly authorized, validly issued, fully paid and nonassessable. Except as set forth in
Schedule 4.7 and for shares issued upon the exercise of the options listed on such schedule, there are no options or agreements relating to any issued or unissued capital stock of LSAT Inc. or obligating LSAT Inc. to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, LSAT Inc. There are no outstanding contractual obligations of LSAT Inc. to repurchase, redeem or otherwise acquire any shares of capital stock of LSAT Inc.

         Section 4.8 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of LSAT Inc. (other than Salomon Smith Barney Inc., which has been engaged by LSAT Inc. to render an opinion as to the fairness of the Aggregate Consideration, from a financial point of view, to LSAT Inc., the fees and expenses of which are the sole obligation of LSAT Inc.)

         Section 4.9 DISCLOSURE. LSAT Inc. has filed with the SEC, to the extent required to be filed, all forms, statements, documents, reports or registration statements required to be filed by it or any of its Subsidiaries since December 31, 2000 (collectively, the "LSAT Inc. SEC Reports"). The LSAT Inc. SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by an LSAT Inc. Available SEC Filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including any notes thereto) of LSAT Inc., and its subsidiaries, included in the LSAT Inc. SEC Reports, at the time filed, fairly presented in all material respects the consolidated financial position, results of operations and cash flows of LSAT Inc. and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein.

         Section 4.10 TAX MATTERS.

         Except as set forth in Schedule 4.10:

         (a) LSAT Inc. and its Subsidiaries have filed all material Returns that they were required to file. All such Returns are correct and complete in all material respects. All material Taxes owed by LSAT Inc. or any of its Subsidiaries (whether or not shown on any Return) have been paid. There are no Liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on the books of LSAT Inc. or its applicable Subsidiary) on any of the assets of LSAT Inc. or its Subsidiaries.

         (b) LSAT Inc. and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

         (c) No material deficiencies for any Taxes have been proposed, asserted or assessed against LSAT Inc. or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP in all cases applied in a consistent basis with the most recent LSAT Inc. balance sheet. None of the Returns of LSAT Inc. or any of its Subsidiaries is currently the subject of an audit.

         (d) Neither LSAT Inc. nor any of its Subsidiaries has any current non-contingent liability for the Taxes of any Person under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

         (e) If the income of LSAT Inc. or any of its Subsidiaries is required under federal, state, local or foreign Tax rules to be included on a consolidated, unitary, combined or other such Return which includes LSAT Inc. or any of its Controlled Affiliates and which is filed by an entity other than LSAT Inc., Liberty, or a Controlled Affiliate of either LSAT Inc. or Liberty, any such group has filed all Returns that it was required to file with respect to LSAT Inc. and its Subsidiaries for each period during which LSAT Inc. or such Subsidiaries were a member of such group. All such Returns were correct and complete in all material respects in so far as they relate to LSAT Inc. or any of its Subsidiaries. All material Taxes owed by such group with respect to LSAT Inc. or any of its Subsidiaries (whether or not shown on a Return) have been paid for each taxable period during which LSAT Inc. or such Subsidiaries were a member of its group.

         (f) The normal period within which to examine and/or assess Taxes on the income of LSAT Inc. or any of its Subsidiaries has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

         (g) Neither LSAT Inc. nor any of its Subsidiaries will be party to any tax sharing or allocation agreement as of the Closing Date other than the Tax Sharing Agreement and the Ascent Tax Sharing Agreement.

         Section 4.11 INVESTMENT INTENTION. It is acquiring the Ascent Shares for its own account, for investment purposes and not with a view to the distribution thereof.

         Section 4.12 ACCREDITED INVESTOR. It is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment.

                                    ARTICLE V

                           CONDUCT PENDING THE CLOSING

         Section 5.1 LIBERTY AEG PROHIBITED ACTIONS. Except for transactions described in the Liberty Disclosure Letter, Liberty AEG covenants and agrees that until the Closing Date, unless LSAT Inc. shall otherwise agree in writing prior to the taking of any action otherwise prohibited by the terms of this Section 5.1:

         (a) Ascent shall not issue or authorize the issuance of, grant or otherwise create any additional shares of, or any options to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock, and neither Liberty AEG nor Ascent shall sell, mortgage, pledge or subject to Lien or Restriction any of the shares of capital stock of Ascent;

         (b) It shall not enter into, accept or otherwise agree to become bound by any negative covenant restricting in any manner the right of such entity to consummate the Transactions;

         (c) Ascent shall not incur or agree to become contingently liable with respect to any Indebtedness, or assume, guarantee or otherwise become responsible for the Indebtedness of any other Person or agree to so do; for purposes of this Article V, "Indebtedness" shall mean and include (i) indebtedness for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness for the deferred purchase price of services or property, (iii) obligations under capitalized leases, (iv) obligations arising under acceptance facilities, (v) all obligations evidenced by bonds, debentures, notes or other similar instruments, (vi) all obligations upon which interest charges are customarily paid, and (vii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, guarantee or obligation;

         (d) It shall not sell, transfer or contribute any of the Ascent Shares held by it;

         (e) Ascent shall not enter into any Settlement Agreements, other than the Tax Sharing Agreement or the Ascent Tax Sharing Agreement;

         (f) Ascent shall not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

         (g) Liberty AEG and Ascent shall not take any action, or enter into any transaction that would result in any representation or warranty made by it in this Agreement being untrue if then made or a breach of any covenant or agreement made by it in this Agreement; and

         (h) Ascent shall not merge, consolidate with or consummate any other business combination with any Person or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity.

         Section 5.2 LSAT INC. PROHIBITED ACTIONS. LSAT Inc. covenants and agrees that until the Closing Date, unless Liberty AEG shall otherwise agree in writing prior to the taking of any action otherwise prohibited by the terms of this Section 5.2, it will not and will not permit any of its Subsidiaries to:

         (a) Issue or authorize the issuance of, grant or otherwise create any additional shares of, or any options to acquire any shares of, their capital stock or any debt or equity securities convertible into or exchangeable for such capital stock, except for (i) issuances upon the exercise of outstanding options and SARs and the vesting of outstanding restricted stock, and (ii) grants of options, SARs and restricted stock in accordance with the ordinary course of business, consistent with past practices, and the exercise or vesting of such options, SARs and restricted stock;

         (b) Enter into, accept or otherwise agree to become bound by any negative covenant restricting in any manner the right of such entity to consummate the Transactions;

         (c) Incur or agree to become contingently liable with respect to any Indebtedness, or assume, guarantee or otherwise become responsible for the Indebtedness of any other Person or agree to so do;

         (d) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

         (e) Take any action, or enter into any transaction that would result in any representation or warranty made by it in this Agreement being untrue if then made or a breach of any covenant or agreement made by it in this Agreement; or

         (f) Merge, consolidate with or consummate any other business combination with any Person or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

         Section 6.1 APPROVALS. LSAT Inc. and Liberty AEG shall cooperate and use commercially reasonable efforts to obtain all consents, approvals and waivers (if any) from Governmental Entities required in connection with the Transactions; provided, however, that no Person shall be required to dispose of assets or agree to onerous conditions to obtain such consents, approvals or waivers. In the event any Legal Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such Legal Proceeding and, if an injunction or other order is issued in any Legal Proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

         Section 6.2 ACCESS TO INFORMATION. Subject to applicable Laws, from the date hereof to the Closing Date, Liberty AEG shall afford the officers, employees, auditors and agents ("Representatives") of LSAT Inc. access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books, records and Returns of or relating to Ascent and its Subsidiaries and their businesses (other than On Command Corporation and its Subsidiaries), and shall furnish such Representatives with all of Ascent's and its Subsidiaries' (other than On Command Corporation and its Subsidiaries) financial, operating and other data and information as may be reasonably requested. Liberty AEG will cooperate with LSAT Inc. and use reasonable efforts to cause On Command Corporation to afford the Representatives of LSAT Inc. access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books, records and Returns of or relating to On Command Corporation and its Subsidiaries and their businesses, and shall cooperate with LSAT Inc. and use reasonable efforts to cause On Command Corporation to furnish such Representatives with all of On Command Corporation's and its Subsidiaries' financial, operating and other data and information as may be reasonably requested. Subject to applicable Laws, from the date hereof to the Closing Date, LSAT Inc. shall afford the Representatives of Liberty AEG access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books, records and Returns of or relating to LSAT Inc. and its Subsidiaries and their businesses, and shall furnish such Representatives with all of LSAT Inc.'s and its Subsidiaries' financial, operating and other data and information as may be reasonably requested.

         Section 6.3 FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of LSAT Inc. and Liberty AEG shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities, make all filings and required submissions with Governmental Entities, and obtain all consents and approvals from parties to material contracts with LSAT Inc. or Liberty AEG, as the case may be, or their respective Controlled Affiliates as are necessary for the consummation of the Transactions. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, LSAT Inc. and Liberty AEG shall use commercially reasonable efforts to take all such action.

         Section 6.4 PUBLIC ANNOUNCEMENTS. LSAT Inc. and Liberty AEG and their respective Controlled Affiliates shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other Person, which consent shall not be unreasonably withheld; provided, however, that LSAT Inc. or Liberty AEG may, without the prior consent of the other Person, issue such press release or make such public statement as may be required by Law or any listing agreement or arrangement to which any such Person or any of its Affiliates is a party with a national securities exchange or association if it has used all reasonable efforts to consult with the other Person and to obtain such Person's consent but has been unable to do so in a timely manner; provided that the Person issuing such release or making such statement shall give written notice thereof to the other Person.

         Section 6.5 NOTIFICATION OF CERTAIN MATTERS.

         (a) Prior to the Closing Date, Liberty AEG shall promptly notify LSAT Inc. of:

                  (i) any notice or other communication of which it has knowledge from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

                  (ii) any notice or other communication from any Governmental Entity that is received by it in connection with the Transactions;

                  (iii) any Legal Proceeding commenced or, to its knowledge, threatened against, relating to, involving or otherwise affecting, Ascent or any of its Subsidiaries;

                  (iv) any Legal Proceeding commenced or, to its knowledge, threatened against, relating to, involving or otherwise affecting Liberty AEG that relates to the consummation of the Transactions; or

                  (v) any event, condition or circumstance of which it has knowledge that is reasonably likely to have or does have an Ascent Material Adverse Effect.

         (b) Prior to the Closing Date, LSAT Inc. shall promptly notify Liberty AEG of:

                  (i) any notice or other communication from any Person of which LSAT Inc. has knowledge alleging that the consent of such Person is or may be required in connection with the Transactions;

                  (ii) any notice or other communication from any Governmental Entity that is received by LSAT Inc. in connection with the Transactions;

                  (iii) any Legal Proceeding commenced or, to LSAT Inc.'s knowledge, threatened against, relating to, involving or otherwise affecting LSAT Inc. or any of its Subsidiaries or that relates to the consummation of the Transactions; and

                  (iv) any event, condition or circumstance of which LSAT Inc. has knowledge that is reasonably likely to have or does have an LSAT Inc. Material Adverse Effect.

         Section 6.6 CERTAIN TAX MATTERS.

         (a) TAX RETURNS. To the extent requested by LSAT Inc., Liberty AEG has made available or will make available to LSAT Inc. all Returns, and any amendments thereto (or the relevant portions thereof), filed by or on behalf of Ascent, any of its Tax Consolidated

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Subsidiaries, or with respect to their respective assets or businesses, for all taxable years or applicable periods ending on or prior to the Closing Date, in each case to the extent such Returns (or portions) are reasonably relevant to the preparation of Returns by or on behalf of Ascent or LSAT Inc. as transferee subsequent to the Closing Date. To the extent requested by Liberty AEG, LSAT Inc. will make available to Liberty AEG all Returns, and any amendments thereto (or the relevant portions thereof), filed by or on behalf of Ascent, any of its Subsidiaries, or with respect to their respective assets or businesses, for all taxable years or applicable periods ending after the Closing Date, in each case to the extent such Returns (or portions) are reasonably relevant to the preparation of Returns by Liberty AEG subsequent to the Closing Date.

         (b) TAX SHARING AGREEMENTS. Except as set forth in the Liberty Disclosure Letter, all tax settlement and tax-sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, other than this Section 6.6, the Tax Sharing Agreement and the Ascent Tax Sharing Agreement, to which Ascent or any of its Tax Consolidated Subsidiaries is a party or may be subject ("Settlement Agreements") and all obligations thereunder shall terminate as to Ascent and its Tax Consolidated Subsidiaries on or prior to the Closing Date, and after the Closing Date, neither Ascent, any of its Tax Consolidated Subsidiaries, nor LSAT Inc. as transferee shall be bound by such Settlement Agreements or have any liability thereunder except as otherwise provided in this Section 6.6. Except as set forth on Schedule 4.10, all Settlement Agreements, other than this Section 6.6, the Tax Sharing Agreement and the Ascent Tax Sharing Agreement, to which LSAT Inc. is a party or may be subject and all obligations thereunder shall terminate as to LSAT Inc. on or prior to the Closing Date, and after the Closing Date, LSAT Inc. shall not be bound by such Settlement Agreements or have any liability thereunder.

         (c)      FILING OF RETURNS.

                  (i) For all taxable periods ending on or before the Closing Date, Liberty shall file or cause to be filed all Returns with respect to LSAT Inc., Liberty AEG, and any Subsidiaries of LSAT Inc. other than those Returns specifically listed in Section 6.6(c)(ii) below.

                  (ii) LSAT Inc. shall file or cause to be filed all Returns for taxable periods ending on or before the Closing Date, which include LSAT Inc. or any Subsidiary of LSAT Inc. but which do not include Liberty or an entity which is a Subsidiary of Liberty (other than LSAT Inc. and its Subsidiaries).

         (d) COOPERATION OF THE PARTIES. LSAT Inc. and Liberty AEG shall cooperate with each other in connection with any Tax filing, investigation, audit or other proceeding relating to Ascent or any of its Tax Consolidated Subsidiaries. Liberty AEG shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to taxable periods ending on or prior to the Closing Date until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period (if a Legal Proceeding or other action that is reasonably likely to lead to a final determination is commenced prior to the expiration of the statute of limitations and any extension thereof). LSAT Inc. shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to taxable periods beginning on or

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after the Closing Date until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period (if a Legal Proceeding or other action that is reasonably likely to lead to a final determination is commenced prior to the expiration of the statute of limitations and any extension thereof).

         (e) NOTICES REGARDING TAXES. If LSAT Inc. receives any notice, or if Ascent receives any notice following the Closing, whether orally or in writing, of any pending or threatened U.S. Federal, state, local, municipal or foreign tax examinations, claims, settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect Liberty, Liberty AEG, or their Subsidiaries as they exist just prior to the Closing (or Ascent or its Tax Consolidated Subsidiaries with respect to taxable periods or portions thereof ending on or before the Closing
Date), or if Liberty, Liberty AEG, or any of their Controlled Affiliates receive any notice of any such tax matter that could reasonably be expected to give rise to an indemnification obligation to LSAT Inc. under Section 6.6(g) below or otherwise materially adversely affect LSAT Inc., the Person receiving such notice shall notify in writing the potentially affected Person within ten
(10) calendar days thereof. The failure of any Person to give the notice required by this paragraph shall not impair that Person's rights under this Agreement except to the extent that the other Person demonstrates that it has been damaged thereby.

         (f) CONTROL OF TAX PROCEEDINGS. Except for Tax matters that AT&T exercises its right to control, Liberty AEG shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to any Taxes of Ascent or any of its Tax Consolidated Subsidiaries with respect to taxable periods ending on or before the Closing Date. With respect to taxable periods ending after the Closing Date, the respective rights of Liberty AEG and LSAT Inc. to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to any Taxes of Ascent or any of its Tax Consolidated Subsidiaries shall be set forth in the Tax Sharing Agreement and the Ascent Tax Sharing Agreement.

         (g) INDEMNIFICATION. After the Closing Date, Liberty AEG shall indemnify and hold harmless LSAT Inc., and its successors and assigns from and against any Tax liability of Ascent and its Tax Consolidated Subsidiaries with respect to taxable periods (or portions thereof) ending on or before the Closing Date to the extent such amount exceeds any amount previously paid to LSAT Inc., and its Controlled Affiliates, successors and assigns with respect to such Tax pursuant to this Section 6.6. Liberty AEG shall pay such amounts as it is obligated to pay to LSAT Inc. within ten (10) calendar days after notice is given to Liberty AEG of the payment of any such applicable Tax liability by LSAT Inc., together with evidence of such payment and a statement setting forth in reasonable detail the nature and amount of such Tax liability, and to the extent not paid by Liberty AEG within such 10-day period, the amount due shall thereafter include interest thereon at a rate per annum equal to the prime rate as publicly announced from time to time by The Bank of New York (the "Overpayment Rate"), adjusted as and when changes to such Overpayment Rate shall occur, compounded semi-annually. Liberty AEG shall indemnify and hold harmless LSAT Inc., and each of its Controlled Affiliates,

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successors and assigns, from and against (i) any Tax liability for taxable periods (or portions thereof) ending on or before the Closing Date resulting from Ascent or any of its Tax Consolidated Subsidiaries being severally liable for any Taxes of any consolidated group (including any Selling Affiliated Group) of which Ascent or any of its Tax Consolidated Subsidiaries is or was a member prior to the Closing Date pursuant to Treasury Regulation ss. 1.1502-6 or any analogous state, local or foreign tax provision, and (ii) any Tax liability of Ascent or any of its Tax Consolidated Subsidiaries resulting from Ascent or any of its Tax Consolidated Subsidiaries ceasing, as a result of these Transactions, to be a member of any Selling Affiliated Group of which it was a member prior to the Closing Date filing consolidated or combined Returns. To the extent permitted by law, LSAT Inc. and Liberty AEG agree to treat indemnity payments under the Agreement as adjustments to the consideration paid for Ascent. Unless otherwise provided in the Tax Sharing Agreement, LSAT Inc. shall be liable for and shall indemnify Liberty AEG for, all Taxes of Ascent and its Tax Consolidated Subsidiaries for the period after the Closing Date. The method of indemnification and calculation of the amount for which indemnification is due shall be set forth in the Tax Sharing Agreement.

         (h) RESTRICTIVE COVENANT. Neither LSAT Inc. nor Liberty AEG will take or cause to be taken (or fail to take or cause not to be taken) any action that would reasonably be expected to cause any of the Transactions and/or the LLC Transaction to be a taxable transaction to Liberty AEG, LSAT Inc., any Affiliate of Liberty AEG or LSAT Inc., or any Selling Affiliated Group; provided that the foregoing shall not restrict any Person or its Affiliates from taking any action specifically contemplated by or provided for in this Agreement.

         Section 6.7 STOCKHOLDERS' MEETING; PROXY STATEMENT.

         (a) LSAT, Inc. shall take all action necessary in accordance with applicable law and LSAT Inc.'s certificate of incorporation and by-laws to duly call and hold, as soon as reasonably practicable after the date hereof, an annual or special meeting of LSAT Inc. stockholders (the "Stockholder Meeting") for the purpose of considering and voting upon the approval and adoption of (i) this Agreement, (ii) the LLC Transaction Agreement, (iii) the Transactions, (iv) the LLC Transaction, and (v) an amendment to the certificate of incorporation of LSAT Inc. increasing the numbers of authorized shares of Series A Common Stock, par value $1.00 per share, and Series B Common Stock by an amount not less than the amount necessary to consummate the Transactions and the LLC Transaction (collectively, the "Proposals"). The business of the meeting may also include, if the Stockholder Meeting is an annual meeting, the election of directors and any other matter of the type described in clauses (1) through (4) of Rule 14a-6(a) under the Exchange Act. Unless otherwise required by the fiduciary duties of the LSAT Inc. directors to LSAT Inc. and its stockholders under applicable law, the LSAT Inc. Board of Directors will recommend that the LSAT Inc. stockholders vote in favor of approval of the Proposals, and LSAT Inc. will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of such approval and to secure the votes of the stockholders of LSAT Inc. (and of any class or series of stockholders of LSAT Inc.) required by the Delaware General Corporation Law and the certificate of incorporation and by-laws of LSAT Inc. to effect the Transactions and the LLC Transaction. Liberty, as a stockholder of LSAT Inc., hereby agrees to vote in favor of the Proposals at the Stockholder Meeting.

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         (b)      As soon as reasonably practicable after the execution of
this Agreement, LSAT Inc. shall prepare and file with the SEC, a preliminary proxy statement (the "Preliminary Proxy Statement") in form and substance reasonably satisfactory to each of LSAT Inc. and Liberty AEG with respect to the Stockholder Meeting. If permitted by the rules of the SEC, such filing shall be made on a confidential basis. Following resolution of comments, if any, of the SEC on the Preliminary Proxy Statement, LSAT Inc. shall prepare and file with the SEC a proxy statement on Schedule 14A with respect to the Stockholder Meeting (the "Proxy Statement"). LSAT Inc. shall use its reasonable efforts to respond to any comments of the SEC, to have the Proxy Statement cleared for mailing and to cause the Proxy Statement as filed with the SEC and thereafter amended or supplemented to be approved by the SEC and mailed to LSAT Inc.'s stockholders at the earliest practicable time. LSAT Inc. will notify Liberty AEG promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any other filing or for additional information, and will supply Liberty AEG with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC or its staff or any other governmental officials on the other hand, with respect to the Proxy Statement, the Transactions, the LLC Transaction, or any filing with the SEC relating thereto. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with the SEC in connection with this Agreement or the transactions contemplated hereby, LSAT Inc. shall promptly inform Liberty AEG of such occurrence and shall promptly file such amendment or supplement, which shall comply in all material respects with the provisions of the Securities Act and the Exchange Act, with the SEC or its staff or any other governmental officials, and shall use reasonable efforts to mail such amendment or supplement to the stockholders of LSAT Inc. at the earliest practicable date. LSAT Inc. shall promptly provide Liberty AEG (or its counsel) with copies of all filings made by such Person with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, LSAT Inc. or Liberty AEG, as the case may be, shall provide the other Person with drafts thereof and afford the other Person a reasonable opportunity to comment on such drafts. To the extent necessary, Liberty AEG shall cooperate with LSAT Inc. in order to meet the requirements of this Section 6.7(b).

         Section 6.8 TAX OPINION. At any time up until 10 Business Days prior to the Closing Date, Liberty AEG may notify LSAT Inc. that Liberty will require the delivery of a Tax Opinion. If Liberty AEG delivers such a notice, Liberty AEG and LSAT Inc. shall cooperate with each other to provide Baker Botts L.L.P. with such certificates and/or other information relevant to the factual bases of such opinion as such law firm shall reasonably request.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTIONS. The respective obligations of LSAT Inc. and Liberty AEG to effect the Transactions will be subject to satisfaction or, to the extent permitted by applicable Laws, the waiver, of the following conditions:

                                    -24-

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         (a)      LSAT INC. STOCKHOLDER APPROVAL. The LSAT Inc. Stockholder
Approval shall have been received.

         (b) OTHER CONSENTS AND APPROVALS. Receipt of all consents, waivers or approvals that may be required under applicable Law in order to consummate the Transactions, if the failure to receive any such consent, waiver or approval would (i) have an LSAT Inc. Material Adverse Effect or an Ascent Material Adverse Effect or (ii) have a material adverse effect on the business, assets, financial or other condition, or results of operations of Liberty AEG and its Subsidiaries, taken as a whole, or prevent Liberty AEG from receiving, retaining and exercising full rights of ownership of the Agreed Consideration, provided that this clause (ii) shall be a condition solely to the obligations of Liberty AEG. Notwithstanding the foregoing, a Person may not assert the failure to receive a consent, waiver or approval (or for a time period to expire or be terminated) as a condition to its obligations if such failure, expiration or termination arises out of or results from a breach by such Person of any of its representations, warranties, covenants or agreements made herein. In such event, at the election of the non-breaching Person, the date fixed for the Closing may be extended for up to ninety (90) days in order to seek to obtain such consent, waiver or approval (or for such time period to expire or be terminated).

         (c) ADVERSE ENACTMENTS. No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Governmental Entity that restrains, enjoins or otherwise prohibits the consummation of the Transactions or imposes conditions which are unacceptable to either LSAT Inc. or Liberty AEG (each Person agreeing to use its commercially reasonable efforts to have any such order, judgment, decree or injunction lifted and any such statute, rule or regulation repealed, superseded or otherwise made inapplicable).

         (d) LLC TRANSACTION. All conditions to the consummation of the LLC Transaction pursuant to the LLC Transaction Agreement (except for the satisfaction or waiver of all conditions to the Transactions contemplated hereby) shall have been satisfied or waived and the LLC Transaction shall be consummated concurrently.

         (e) REGISTRATION RIGHTS AMENDMENT. LSAT Inc. and Liberty AEG shall have entered into the Registration Rights Amendment, substantially in the form attached hereto as Exhibit A.

         (f) ASSIGNMENT OF ASCENT TAX SHARING AGREEMENT. With respect to all taxable periods (or portions thereof) beginning after the Closing Date, Liberty shall have assigned to LSAT Inc. all of Liberty's rights to receive payments under, and LSAT Inc. shall have assumed from Liberty all of Liberty's obligations to make payments under, the Ascent Tax Sharing Agreement.

         Section 7.2 CONDITIONS TO OBLIGATIONS OF LIBERTY AEG TO EFFECT THE TRANSACTIONS. The obligations of Liberty AEG to effect the Transactions are subject to the satisfaction of the following conditions, unless waived by Liberty AEG:

                                    -25-

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         (a)      The representations and warranties of LSAT Inc. contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same force and effect as if then made, provided, however, that if any portion of any representation or warranty is already qualified by material adverse effect, for purposes of determining whether this Section 7.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; and LSAT Inc. shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Closing.

         (b) LSAT Inc. shall have delivered to Liberty AEG a certificate, dated the Closing Date and signed by an authorized officer of LSAT Inc., (i) certifying that the conditions specified in Section 7.2(a) have been fulfilled and (ii) attaching certified copies of the certificate of incorporation and by-laws of LSAT Inc.

         (c) If the notice described in Section 6.8 hereof has been given to LSAT Inc. within the time period set forth therein, Liberty shall have received a Tax Opinion to the effect that the Transactions will qualify as a tax-free exchange.

         Section 7.3 CONDITIONS TO OBLIGATIONS OF LSAT INC. TO EFFECT THE TRANSACTIONS. The obligations of LSAT Inc. to effect the Transactions are subject to the satisfaction of the following conditions, unless waived by LSAT
Inc.:

         (a) The representations and warranties of Liberty AEG contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same force and effect as if then made, provided, however, that if any portion of any representation or warranty is already qualified by material adverse effect, for purposes of determining whether this Section 7.3(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; and Liberty AEG shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Closing.

         (b) Liberty AEG shall have delivered to LSAT Inc. a certificate, dated the Closing Date and signed by an authorized officer of Liberty AEG, (i) certifying that the conditions specified in Section 7.3(a) have been fulfilled, and (ii) attaching certified copies of the certificate of incorporation and by-laws of Liberty AEG.

                                  ARTICLE VIII

                         TERMINATION, WAIVER, AMENDMENT

         Section 8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by the mutual written consent of LSAT Inc. and Liberty AEG.




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         Section 8.2 TERMINATION BY EITHER LSAT INC. OR LIBERTY AEG. This
Agreement may be terminated and the Transactions may be abandoned by either LSAT Inc. or Liberty AEG by written notice to the other Person if any court of competent jurisdiction in the U.S. or any other jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting, or imposing conditions which are unacceptable to any party upon, the Transactions and such order, judgment or decree shall have become final and nonappealable.

         Section 8.3 TERMINATION BY LSAT INC. This Agreement may be terminated and the Transactions may be abandoned by LSAT Inc. at any time prior to the Closing Date if there has been a material breach by Liberty AEG of any material representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten Business Days following receipt by Liberty AEG of notice of such breach from LSAT Inc.; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to LSAT Inc. if LSAT Inc., at such time, is in material breach of any material representation, warranty, covenant or agreement set forth in this Agreement.

         Section 8.4 TERMINATION BY LIBERTY AEG. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, by Liberty AEG if there has been a material breach by LSAT Inc. of any material representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten Business Days following receipt by LSAT Inc. of notice of such breach from Liberty AEG; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4 shall not be available to Liberty AEG if Liberty AEG, at such time, is in material breach of any material representation, warranty, covenant or agreement set forth in this Agreement.

         Section 8.5 TERMINATION ON MATERIAL ADVERSE CHANGE. This Agreement may be terminated and the Transactions may be abandoned (a) by LSAT Inc. at any time prior to the Closing Date if there has been a material adverse change in the assets or businesses of Ascent and its Subsidiaries, other than any such change to the extent resulting from (i) any events or circumstances generally affecting the industry in which such assets or businesses are operated or (ii) the execution and delivery of this Agreement and the LLC Transaction Agreement or any public announcement thereof, or (b) by Liberty AEG at any time prior to the Closing Date if there has been a material adverse change in the assets or businesses of LSAT Inc. or any of its Subsidiaries, other than any such change to the extent resulting from (i) any events or circumstances generally affecting the industry in which such assets or businesses are operated or (ii) the execution and delivery of this Agreement and the LLC Transaction Agreement or any public announcement thereof.

         Section 8.6 TERMINATION BY CERTAIN DATE. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by either LSAT Inc. or Liberty AEG if the Transactions shall not have been consummated by January 5, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 8.6 shall not be available to any Person if such Person, at such time, is in material breach of any material representation, warranty, covenant or agreement set forth in this Agreement.

         Section 8.7 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Transactions pursuant to this Article VIII, neither LSAT Inc. nor Liberty AEG (or any of its directors or officers) shall have any liability or further obligation to any Person under this Agreement arising hereunder or in connection with the Transactions contemplated hereby, except that nothing herein will relieve any Person from liability for any breach of this Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION

         Section 9.1 GENERAL INDEMNIFICATION. Each of Liberty AEG and LSAT Inc. shall indemnify and hold harmless the other Person (and its directors, officers, employees and Affiliates) from and against and with respect to, and shall reimburse such Person and its directors, officers, employees and Affiliates for, any and all losses, liabilities, obligations, and damages ("Losses") resulting from, based upon, arising out of or otherwise in respect of, and all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including reasonable attorneys' fees and expenses) other than any tax liability for which indemnification is provided pursuant to Section 6.6(g) ("Claims") incident or relating to or resulting from any untrue representation, breach of warranty or breach or nonfulfillment of any covenant or agreement made herein, or in any certificate delivered pursuant hereto, by the Person from whom indemnification is claimed (the "Indemnifying Party").

         Section 9.2 INDEMNIFICATION PROCEDURES. The procedure for indemnification shall be as follows:

         (a) The Person claiming indemnification (the "Claimant") shall promptly give written notice to the Indemnifying Party of any pending or threatened claim, action, suit, investigation or proceeding brought by a third party (a "Third Party Action"), specifying (i) the factual basis for such claim, including copies of any documents relating to the claim, and (ii) the amount of the claim. Such notice shall be given by Claimant within five Business Days after written notice of the assertion or commencement thereof was given to Claimant, but failure to give timely notice shall not affect the indemnities given hereunder except to the extent that such failure actually prejudices the Indemnifying Party in defending against any such claim.

         (b) Subject in the case of tax proceedings to Section 6.6(f), if a Claimant gives notice to the Indemnifying Party of a Third Party Action, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Claimant and, after notice from the Indemnifying Party to the Claimant of its election to assume the defense thereof, except as provided below, the Indemnifying Party shall not be liable to such Claimant under this Section 9.2 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Claimant in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a Third Party Action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such Third Party Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if:

(i) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such Third Party Action include both the Indemnifying Party and the Claimant, and the Claimant shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Claimant's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Claimant to represent the Claimant within a reasonable time after notice of the Third Party Action, or (iv) the Indemnifying Party shall authorize the Claimant to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant's written consent unless (x) there is no finding or admission of any violation of law by Claimant and no effect on any other claims that may be made against the Claimant and (y) the sole relief sought is monetary damages that are to be paid in full by the Indemnifying Party.

         (c) In the event any Claimant should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Action, the Claimant shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual material prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Claimant shall have the right to enforce its rights under this Article IX.

         (d) The provisions of this Article IX are intended to be for the benefit of, and shall be enforceable by, each indemnified Person and its successors in interest.

         Section 9.3 THRESHOLD AND LIMITATIONS. The rights of LSAT Inc. and Liberty AEG to seek indemnification under this Article IX are subject to the following limitations:

         (a) The Claimant shall not be entitled to receive any indemnification payment with respect to any Claims, other than Claims arising under Sections 3.2, 3.6, 3.7, 4.2, 4.8 or 4.10 of this Agreement, until the aggregate Losses for which such Claimant would be otherwise entitled to receive indemnification exceed $5,000,000 (the "Threshold"). Once such aggregate Losses exceed the Threshold for either LSAT Inc. or Liberty AEG, the Claimant shall be entitled to indemnification for the amount of all Losses which exceed the Threshold.

         (b) No Claim may be asserted by LSAT Inc. or Liberty AEG unless a notice with respect to such Claim is given to the Indemnifying Party no later than 5 days after the expiration of any Survival Period applicable to such Claim.

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                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the further provisions of this Section 10.1, the representations and warranties of Liberty AEG contained in Section 3 and the representations and warranties of LSAT Inc. contained in Section 4 shall survive the Closing for a period ending twelve months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.6, 3.7, 4.8 and 4.10 shall survive the Closing until the expiration of the applicable statute of limitations and that the representations and warranties contained in Sections
3.2 and 4.2 shall survive the Closing and remain in full force and effect without time limit (in each case the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto. The covenants and agreements contained in this Agreement shall survive the consummation of the Transactions and be enforceable thereafter in accordance with their terms.

         Section 10.2 EXPENSES. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions (including filing fees, fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) shall be paid by the Person incurring such expenses. To the extent that any governmental filing is made jointly by Liberty AEG, or any of its Subsidiaries, and LSAT Inc., or any of its Subsidiaries, the filing fees and expenses related thereto will be paid by LSAT Inc.

         Section 10.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and on separate counterparts, all of which shall be considered the same agreement.

         Section 10.4 GOVERNING LAW; WAIVER OF JURY TRIAL.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT THAT ANY PROVISIONS REQUIRED TO BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE SHALL BE GOVERNED THEREBY.

         (b) EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION. THIS SECTION 10.4(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS

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IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED OR REVOKED EITHER ORALLY OR
IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT.

IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

         Section 10.5 SPECIFIC PERFORMANCE. Each of Liberty AEG and LSAT Inc. acknowledges and agrees that the other Person would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of Liberty AEG and LSAT Inc. agrees that the other shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Persons and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         Section 10.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed facsimile transmission to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given (i) on receipt if delivered by hand, overnight courier or via facsimile transmission or (ii) on the third Business Day following mailing, if mailed (except that notice of change of address will not be deemed given until received):

                  To Liberty AEG:

                           Prior to August 12, 2001:
                           c/o Liberty Media Corporation
                           9197 South Peoria Street
                           Englewood, CO  80112
                           Facsimile: (720) 875-5858
                           Attn:  Elizabeth Markowski

                           On or after August 12, 2001:
                           12300 Liberty Boulevard
                           Englewood, CO  80112
                           Facsimile: (720) 875-5858
                           Attn:  Elizabeth Markowski
                  with a copy (which shall not constitute notice) to:

                           Sherman & Howard L.L.C.
                           633 Seventeenth Street, Suite 3000
                           Denver, CO  80202
                           Facsimile: (303) 298-0940
                           Attn:  Steven D. Miller

                  To LSAT Inc.:

                           Liberty Satellite & Technology, Inc.
                           7600 East Orchard Road, Suite 330 South
                           Englewood, CO  80111
                           Facsimile: (303) 268-5465
                           Attn:  Kenneth Carroll

                  with a copy (which shall not constitute notice) to:

                           Baker Botts L.L.P.
                           599 Lexington Avenue, Suite 2900
                           New York, NY 10022-6030
                           Facsimile: (212) 705-5125
                           Attn: Marc Leaf, Esq.

         Section 10.7 MISCELLANEOUS. This Agreement:

         (a) together with the Exhibits and the Schedules hereto, constitutes the entire agreement, and supersedes any and all other prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof;

         (b) is not intended to and shall not confer upon any Person other than the parties hereto and their successors in interest any rights or remedies hereunder or by reason hereof, except as expressly provided in Article IX hereof; and

         (c) shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their respective successors and assigns; provided, however, that this Agreement shall not, nor shall any of the rights or interests hereunder, be assigned by any party hereto or be assignable by operation of law or otherwise without the prior written consent of the other parties; provided, further, however, that after the Closing, LSAT Inc. may, subject to compliance with Section 6.6(h), assign its rights under this Agreement to any Subsidiary of LSAT Inc. so long as LSAT Inc. remains responsible for all of its obligations hereunder and, prior to or after the Closing, Liberty AEG may, subject to compliance with Section 6.6(h), assign its rights and obligations hereunder by operation of law or in connection with the transfer of all or substantially all of its assets or may assign its rights hereunder to any Subsidiary of Liberty so long as Liberty AEG remains responsible for all of its obligations hereunder.

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         Section 10.8 HEADINGS. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 10.10 FURTHER ASSURANCES. Each of the parties hereto will sign and deliver, without additional consideration, such other documents of further assurance as may reasonably be necessary to give effect to the provisions of this Agreement.

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                  IN WITNESS WHEREOF, the undersigned hereto have caused this
Agreement to be duly executed and delivered as of the date first above written.



                                   LIBERTY AEG, INC.



                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:


                                   LIBERTY SATELLITE & TECHNOLOGY, INC.



                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:


                                   LIBERTY MEDIA CORPORATION,
                                   for purposes of the final sentence of
                                   Section 6.7(a) hereof, only


                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title: